(amalgamated under the laws of Ontario)
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
Notice is Hereby Given That a Special Meeting of the holders of the Class A Limited Voting Shares and Class B Limited Voting Shares of Brascan Corporation (the “Corporation”) will be held in The Esso Theatre at the Hockey Hall of Fame, BCE Place, 30 Yonge Street, Toronto, Canada on Thursday, November 10, 2005 at 2:00 p.m., Toronto time, for the following purposes: to consider and, if thought advisable, pass a special resolution (the “Special Resolution”) authorizing an amendment to the articles of amalgamation of the Corporation to change the name of the Corporation from “Brascan Corporation” to “Brookfield Asset Management Inc.”; and to transact such other business as may properly come before the meeting or any adjournment thereof.
The Management Information Circular accompanying this Notice provides additional information relating to the matters to be dealt with at the meeting and is incorporated into and forms part of this Notice.
If you are not able to attend the meeting in person or if you wish to vote in advance of the meeting, you are invited to vote by signing the enclosed form of proxy (yellow form) and depositing it with the Secretary of the Corporation c/o CIBC Mellon Trust not later than the close of business on Tuesday, November 8, 2005 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting. You can deposit your proxy in one of the following ways:
1)	By Mail or Fax: Execute and deposit the enclosed proxy form with CIBC Mellon Trust Company by mail using the return envelope provided addressed to CIBC Mellon Trust Company, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9; or by facsimile at 416-368-2502.

2)	By the Internet: Access web site www.eproxyvoting.com/brascan and follow the instructions for electronic voting on the web site. You will need to refer to the enclosed proxy form and enter your control number printed below your pre-printed name and address.
By Order of the Board of Directors

[Signed]

ALAN V. DEAN

Toronto, Canada	Senior Vice-President
September 23, 2005	and Secretary

MANAGEMENT INFORMATION CIRCULAR
VOTING INFORMATION
Solicitation of Proxies
This Management Information Circular (“Circular”) is furnished in connection with the solicitation by the management of Brascan Corporation (“Brascan” or the “Corporation”) of proxies to be used at the Special Meeting of the holders of the Class A Limited Voting Shares and Class B Limited Voting Shares of the Corporation (the “meeting”) referred to in the accompanying Notice of Special Meeting of Shareholders (the “Notice”) to be held at the time and place and for the purposes set forth in such Notice. The solicitation will be made primarily by mail, but proxies may also be solicited personally or by telephone by regular employees of the Corporation at nominal cost. The cost of solicitation will be borne by the Corporation.
The information contained in this Circular is given as at September 23, 2005, unless otherwise indicated. The Corporation operates in U.S. dollars and reports financial results in U.S. dollars. Accordingly, all financial information in this Circular is in U.S. dollars, at the December 31, 2004 exchange rate of US$1.00 to Cdn$1.20, unless otherwise indicated.
Appointment of Proxies
The persons named in the enclosed form of proxy are management representatives and are directors and/or officers of the Corporation. Each shareholder has the right to appoint a person other than the persons named in the enclosed form of proxy, who need not be a shareholder of the Corporation, to represent such shareholder at the meeting or any adjournment thereof. Such right may be exercised by inserting such person’s name in the blank space provided in the form of proxy. The completed form of proxy must be deposited with the Secretary of the Corporation c/o CIBC Mellon Trust Company by mail, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9; by facsimile at 416-368-2502; or by the Internet as described in the Notice, not later than the close of business on Tuesday, November 8, 2005 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting.
Non-Registered Holders
Only registered holders of Class A Limited Voting Shares and Class B Limited Voting Shares of the Corporation, or the persons they appoint as their proxies, are permitted to attend and vote at the meeting. However, in many cases, Class A Limited Voting Shares of the Corporation beneficially owned by a holder (a “Non-Registered Holder”) are registered either:
a)	in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

b)	in the name of a depository (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.
In accordance with the requirements of National Instrument 54-101, the Corporation has distributed copies of the accompanying Notice, this Circular and the enclosed form of proxy (collectively, the “meeting materials”) to the depository and intermediaries for onward distribution to Non-Registered Holders.
Non-Registered Holders who have not waived the right to receive meeting materials will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Non-Registered Holders should follow the procedures set out below, depending on which type of form they receive.

a)	Voting Instruction Form. In most cases, a Non-Registered Holder will receive, as part of the meeting materials, a voting instruction form. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. Voting instruction forms in some cases permit the completion of the voting instruction form by telephone or through the Internet. If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the Non-Registered Holder must complete, sign and return the voting instruction form in accordance with the directions provided and a form of proxy giving the right to attend and vote will be forwarded to the Non-Registered Holder.

b)	Form of Proxy. Less frequently, a Non-Registered Holder will receive, as part of the meeting materials, a form of proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise incomplete. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the Non-Registered Holder must complete the form of proxy and deposit it with the Secretary of the Corporation c/o CIBC Mellon Trust Company by mail, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario M5A 4K9; by facsimile at 416-368-2502; or by the Internet as described in the Notice. If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the Non-Registered Holder must strike out the names of the persons named in the proxy and insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided.
Non-Registered Holders should follow the instructions on the forms they receive and contact their Intermediaries promptly if they need assistance.
Revocation
A shareholder who has given a proxy has the power to revoke it as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy and may do so: (1) by delivering another properly executed form of proxy bearing a later date and depositing it as aforesaid; (2) by depositing an instrument in writing revoking the proxy executed by the shareholder or by the shareholder’s attorney authorized in writing (i) at the registered office of the Corporation at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or (ii) with the Chairman of the meeting, prior to its commencement, on the day of the meeting or any adjournment thereof; or (3) in any other manner permitted by law.
A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the Intermediary at least seven days prior to the meeting.
Voting of Shares Represented by Management Proxies
The management representatives designated in the enclosed form of proxy will vote the shares in respect of which they are appointed proxy in accordance with the instructions of the shareholder as indicated on the proxy. In the absence of such direction, such shares will be voted by the management representatives in favour of the Special Resolution to change the name of the Corporation as indicated under the heading “Change in Name of the Corporation”.
The enclosed form of proxy confers discretionary authority upon the management representatives designated therein with respect to amendments to or variations of matters identified in the Notice and with respect to other matters which may properly come before the meeting. At the date of this Circular, the management of the Corporation knows of no such amendments, variations or other matters to come before the meeting.
Voting Shares
As at August 31, 2005, the Corporation had outstanding 260,831,147 Class A Limited Voting Shares and 85,120 Class B Limited Voting Shares. Each registered holder of Class A and Class B Limited Voting Shares of record at the close of business on Monday, September 26, 2005, the record date (the “Record Date”) established for the purposes of determining shareholders entitled to receive notice of and to vote at the meeting, will, except as provided below, be entitled to one vote for each Class A or Class B Limited Voting Share held on all matters to come before the meeting or any adjournment thereof either in person, or by proxy.

In the event that a holder of Class A or Class B Limited Voting Shares has transferred any such shares after the Record Date and the transferee of such shares establishes proper ownership thereof and makes a written demand, not later than 10 days before the meeting, to be included in the list of shareholders entitled to vote at the meeting, the transferee will be entitled to vote such shares at the meeting. For a description of the procedures to be followed by Non-Registered Holders to direct the voting of shares beneficially owned, see “Non-Registered Holders” above.
As set out below under “Change in Name of the Corporation”, the Special Resolution to change the name of the Corporation from “Brascan Corporation” to “Brookfield Asset Management Inc.” must be approved by two-thirds of the votes cast by holders of Class A Limited Voting Shares and by two-thirds of the votes cast by holders of Class B Limited Voting Shares who vote in respect of the Special Resolution.
Principal Holders of Voting Shares
To the knowledge of the directors and officers of the Corporation, the only person or corporation that beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Corporation carrying more than 10% of the votes attached to any class of outstanding voting securities of the Corporation is Partners Limited (“Partners”) and its shareholders, who collectively own, directly or indirectly, exercise control or direction over, or have options and warrants to acquire, approximately 45 million Class A Limited Voting Shares, representing approximately 17% of the outstanding Class A Limited Voting Shares of the Corporation on a fully diluted basis, and 85,120 Class B Limited Voting Shares, representing 100% of the Class B Limited Voting Shares of the Corporation. These shareholdings include Class A Limited Voting Shares held through BNN Investments Ltd., a public company listed on the Toronto Stock Exchange which indirectly owns 17.4 million Class A Limited Voting Shares of the Corporation. Partners, together with 14 of its shareholders, collectively owns approximately 85% of the common shares of BNN Investments Ltd.
Partners’ operations are governed by a shareholders’ agreement to which each shareholder is a party. Shareholders of Partners have input on major decisions and an equal vote, irrespective of their shareholdings, in the appointment of the officers of Partners. In addition, shareholders holding two-thirds of the shares of Partners can at any time require a shareholder of Partners to sell his or her shares based on the stock market price of the Corporation’s Class A Limited Voting Shares at the time. The shareholders’ agreement also provides that: (i) unless otherwise approved by holders of at least two-thirds of the common shares, any sale of an interest in Partners will only be made to other shareholders; (ii) any changes to the company’s by-laws, dividend policy, principal investments, the issue or redemption of shares or admission of other individuals as shareholders require the approval of shareholders holding at least two-thirds of Partners’ common shares; and (iii) Partners will offer to purchase 10% of Partners’ outstanding shares annually based on the stock market price of the Corporation’s Class A Limited Voting Shares, subject to its financial capability at the time.
Partners is a party to a Trust Agreement with Montreal Trust Company of Canada (as trustee for the holders of Brascan’s Class A Limited Voting Shares) dated August 1, 1997. The Trust Agreement provides, among other things, that Partners has agreed not to sell any Class B Limited Voting Shares, directly or indirectly, pursuant to a takeover bid, unless a concurrent bid is made to all holders of Class A Limited Voting Shares. The concurrent offer must be: (i) for the same percentage of Class A Limited Voting Shares as the percentage of Class B Limited Voting Shares offered to be purchased from Partners; and (ii) the same in all material respects as the offer for the Class B Limited Voting Shares. Among other things, the Trust Agreement permits: (i) a sale by Partners of Class B Limited Voting Shares at a price per share less than 115% of the market price of Class A Limited Voting Shares and as part of a transaction involving the sale of shares by not more than five persons in the aggregate; and (ii) a direct or indirect sale of shares of Partners to a purchaser who is or will become a shareholder of Partners and will not hold more than 20% of Partners’ outstanding shares as a result of the transaction.
As at September 23, 2005, there were 45 shareholders of Partners, none of whom hold more than a 15% effective equity interest in Partners. The following shareholders of Partners are also directors or senior officers of the Corporation: Jeffrey M. Blidner, Jack L. Cockwell, J. Bruce Flatt, Robert J. Harding, David W. Kerr, Brian D. Lawson, George E. Myhal and Samuel J.B. Pollock.

CHANGE IN NAME OF THE CORPORATION
At the meeting, shareholders will be asked to consider and, if thought advisable, to pass the Special Resolution, the form of which is set out as Schedule A to this Circular on page 6, authorizing an amendment to the articles of amalgamation of the Corporation (the “Articles”) to change the name of the Corporation from “Brascan Corporation” to “Brookfield Asset Management Inc.”
This name change is another step in the Corporation’s evolution to a specialist asset manager. It is being proposed in order to enable the Corporation to build its asset management franchise under a common banner with one unified name across all of its operations and to mount a focused branding effort to benefit all of its operations. The rebranding of the Corporation under one unified name is expected to assist in the expansion of its asset management activities, with a particular focus on property, power and infrastructure investments. This follows on the recent completion of the Corporation’s resource disposition plans.
The adoption of the Corporation’s new name, Brookfield Asset Management Inc., has been approved by the Corporation’s Board of Directors. The adoption by the Corporation of this name and related arrangements regarding the ownership and usage of the “Brookfield” name and logo have also been approved by the independent directors of the Corporation’s subsidiary, Brookfield Properties Corporation (NYSE/TSX: BPO).
The Corporation also plans to change the ticker symbol under which its shares are listed, currently “BNN”, to align it more closely with its new corporate name. The Corporation intends to change its ticker symbol to “BAM” on both the Toronto Stock Exchange and the New York Stock Exchange.
In order to become effective, the Special Resolution must be approved by two-thirds of the votes cast by the holders of Class A Limited Voting Shares who vote in respect of the resolution and by two-thirds of the votes cast by the holders of Class B Limited Voting Shares who vote in respect of the resolution, in each case present or represented at the meeting by proxy, in accordance with the provisions of the Business Corporations Act (Ontario).
On any ballot that may be called for on the Special Resolution, the management representatives named in the enclosed form of proxy intend to cast the votes to which the shares represented by such proxy are entitled in favour of the Special Resolution, unless the shareholder who has given such proxy has directed that the shares be voted against the Special Resolution.
OTHER INFORMATION
The following sections are incorporated by reference from the Corporation’s Management Information Circular dated March 18, 2005: “Election of Directors – Director Share Ownership Requirements and Compensation” and “Executive Compensation”.
Indebtedness of Directors, Executives and Senior Officers
Under Securities Purchase Programs
In response to changing U.S. guidelines on executive loans, the Corporation discontinued granting any further executive loans under its Management Share Purchase Plan (“MSPP”) and its Executive Share Ownership Plan (“ESOP”) effective June 2002. As at September 23, 2005, the aggregate indebtedness (other than “routine indebtedness” under applicable Canadian securities laws) to the Corporation of all directors, officers and employees and former directors, officers and employees of the Corporation and subsidiaries, for loans previously made in connection with the purchase of securities of the Corporation or any of its associated companies was $16.3 million. The largest aggregate amount of debt outstanding during the year ended December 31, 2004 was $29.4 million. This indebtedness represents loans made by the Corporation (or its predecessors) to certain of its directors and officers in connection with the purchase of Class A Limited Voting Shares pursuant to the MSPP and loans to executives pursuant to the ESOP prior to June 2002. Under the ESOP, loans were made to executive officers of the Corporation to enable them to own shares designated by the Board of Directors, excluding shares pledged under the MSPP (the “Designated Shares”). Each loan is evidenced by a promissory note of the executive officer and the Designated Shares are pledged as collateral security for the payment of the note. The loans bear interest, payable on a quarterly basis, at a rate equal to the prime rate of a Canadian chartered bank.

The following table sets forth the names of the directors and executive officers of the Corporation and its subsidiaries to whom loans were made in respect of the MSPP and the ESOP prior to June 2002, together with the largest amount outstanding during the fiscal year ended December 31, 2004 and the amount outstanding as at September 23, 2005, which totals $10.0 million. No new loans have been made to directors or executive officers since June 2002.

				Largest Amount
				Outstanding	Amount Outstanding
				during year ended	as at
	Place of	Principal Position		December 31, 2004 (a)	September 23, 2005 (a)
	Residence	of Borrower	Issuer Company	(US$)	(US$)

Jeffrey M. Blidner	Toronto, Ontario	Chairman Brascan Investments	Brascan	2,445,321	2,028,654

Jack L. Cockwell	Toronto, Ontario	Group Chairman Brascan Corporation	Brascan	2,916,667	—

J. Bruce Flatt	Toronto, Ontario	Chief Executive Officer Brascan Corporation	Brascan	2,500,000	—

Harry A. Goldgut	Thornhill, Ontario	Chairman & Chief Executive Officer Brascan Power Inc.	Brascan	327,000	327,000

Robert J. Harding	Toronto, Ontario	Chairman Brascan Corporation	Brascan	1,865,000	—

Edward C. Kress	Toronto, Ontario	Chairman, Business Advisory Board Brascan Power Inc.	Brascan	1,240,614	800,614

Brian D. Lawson	Toronto, Ontario	Chief Financial Officer Brascan Corporation	Brascan	2,500,000	2,083,333

Richard Legault	Gatineau, Quebec	President & Chief Operating Officer Brascan Power Inc.	Brascan	95,250	95,250

George E. Myhal	Toronto, Ontario	Chief Operating Officer Brascan Corporation	Brascan	2,539,201	2,122,534

Samuel J.B. Pollock	Oakville, Ontario	President Brascan Investments	Brascan	2,497,397	2,497,397

(a)	The security for indebtedness referred to above are Class A Limited Voting Shares of the Corporation, publicly traded securities of associated companies or securities of Partners Limited or BNN Investments Ltd. (see “Principal Holders of Voting Shares”).
Directors’ and Officers’ Liability Insurance
The Corporation maintains directors and officers insurance with an annual policy limit of $41,666,667 (C$50,000,000) subject to a corporate deductible of $416,667 (C$500,000) per loss. Under this insurance coverage, the Corporation and certain of its associated companies (collectively, the “Organization”) are reimbursed for indemnity payments made to directors or officers as required or permitted by law or under provisions of its by-laws as indemnity for losses, including legal costs arising from acts, errors or omissions committed by directors and officers during the course of their duties as such. This insurance also provides coverage to individual directors and officers without any deductible if they are not indemnified by the Organization. The insurance coverage for directors and officers has certain exclusions including, but not limited to, those acts determined to be deliberately fraudulent or dishonest or to have resulted in personal profit or advantage. The cost of such insurance is borne by the Organization and is currently $195,634 annually.
Interest of Informed Persons in Material Transactions
Since January 1, 2004, no director, executive officer, senior officer, proposed director, no associate of a director, executive officer, senior officer or proposed director or, to the knowledge of the director, executive officer, senior officer or proposed director of the Corporation after having made reasonable inquiry, no person or company who beneficially owns, directly or indirectly, voting securities of the Corporation carrying more than 10% of the voting rights attached to any class of voting securities of the Corporation outstanding at the date hereof nor any associate or affiliate thereof, had any material interest, direct or indirect, in any material transaction of the Corporation, nor do any such persons have a material interest, direct or indirect, in any proposed material transaction of the Corporation.

Availability of Disclosure Documents
The Corporation will provide any person or company, upon request to the Secretary of the Corporation, with a copy of this Circular and: (i) the annual information form of the Corporation, dated March 31, 2005, together with a copy of any document or the pertinent pages of any document incorporated therein by reference; (ii) the management information circular of the Corporation, dated March 18, 2005; (iii) the comparative financial statements of the Corporation for the fiscal year ended December 31, 2004, together with the report of the auditors thereon; (iv) the most recent annual report of the Corporation, which includes management’s discussion and analysis of financial condition and results of operations; and (v) the interim financial statements of the Corporation for the periods subsequent to the end of its most recently completed fiscal year.
Requests for the above-mentioned disclosure documents can be made to the Corporation by mail at Suite 300, 181 Bay Street, BCE Place, Box 762, Toronto, Ontario, M5J 2T3, by telephone at 416-363-9491, by facsimile at 416-363-2856, or by e-mail at enquiries@brascancorp.com. These documents are also available on SEDAR at www.sedar.com.
Other Business
The Corporation knows of no other matter to come before the meeting other than the matters referred to in the accompanying Notice of Meeting.
Directors’ Approval
The contents and sending of this Circular have been approved by the directors of the Corporation.

[Signed],

ALAN V. DEAN
Toronto, Canada	Senior Vice-President
September 23, 2005	and Secretary
SCHEDULE A
SPECIAL RESOLUTION RELATING TO THE CHANGE IN NAME OF THE CORPORATION
BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:
1.	The Articles of the Corporation be amended to change the name of the Corporation from “Brascan Corporation” to “Brookfield Asset Management Inc.”;

2.	The directors of the Corporation are hereby authorized to revoke this Special Resolution without further approval of the holders of the Corporation’s Class A Limited Voting Shares and Class B Limited Voting Shares, at any time prior to the endorsement by the Director under the Business Corporations Act (Ontario) of a certificate of articles of amendment in respect of this Special Resolution; and

3.	Any director or officer of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute and deliver articles of amendment, in duplicate, to the Director under the Business Corporations Act (Ontario), in order to give effect to this Special Resolution, and to execute and deliver all such other documents and to do all such acts and things as in the opinion of such director or officer may be necessary or desirable in connection with the foregoing.

Brascan Corporation
Suite 300, BCE Place
Box 762, 181 Bay Street
Toronto, Ontario Canada
M5J 2T3

PROXY

CLASS A LIMITED VOTING SHARES
     PROXY, solicited by Management, for the Special Meeting of Shareholders of Brascan Corporation to be held on Thursday, November 10, 2005 at 2:00 p.m., Toronto time, and at all adjournments thereof.
     The undersigned holder of Class A Limited Voting Shares of Brascan Corporation (the “Corporation”) hereby appoints ROBERT J. HARDING, or failing him J. BRUCE FLATT, (or in lieu thereof ________________________________________________), as proxy of the undersigned to attend and vote, in respect of all the Class A Limited Voting Shares registered in the name of the undersigned, at the Special Meeting of Shareholders of the Corporation to be held on Thursday, November 10, 2005, and at any adjournments thereof, on the following matters:
1.	Special Resolution to Change the Name of the Corporation to Brookfield Asset Management Inc. (Mark either (a) or (b).)
(a)	☐ FOR the Special Resolution to change the name of the Corporation; or

(b)	☐ AGAINST the Special Resolution to change the name of the Corporation.
     In addition, the undersigned appoints such person as proxy to vote and act as aforesaid upon any amendments or variations to the matters identified in the notice of meeting and on all other matters that may properly come before the meeting.
     Unless otherwise specified above, the shares represented by this proxy will be voted by the persons whose names are printed above for the Special Resolution to Change the Name of the Corporation.

Name of Shareholder: __________________________________________________
Number of Class A Limited Voting Shares: _________________________________
______________________________________ Date _____________________, 2005
Signature
NOTES:
1.	If this proxy is not dated in the space provided, it will be deemed to be dated as of the date on which it was mailed to you by management of the Corporation.

2.	If the shareholder is an individual, please sign exactly as your shares are registered.

If the shareholder is a corporation, this proxy must be executed by a duly authorized officer or attorney of the shareholder and, if the corporation has a corporate seal, its corporate seal should be affixed. If shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other shareholder, the shareholder’s name must be printed in the space provided, the proxy must be signed by the legal representative with his/her name printed below his/her signature and evidence of authority to sign on behalf of the shareholder must be attached to this proxy.

In many cases, shares beneficially owned by a holder (a “Non-Registered Holder”) are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the sections entitled “Non-Registered Holders” and “Revocation” in the accompanying Management Information Circular and carefully follow the instructions of their intermediaries.

3.	To be valid, this proxy must be signed and deposited with the Secretary of the Corporation c/o CIBC Mellon Trust, not later than the close of business on Tuesday, November 8, 2005 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting: by mail, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9; by facsimile at 416-368-2502; or by the Internet, as described in the Notice.

4.	A shareholder has the right to appoint a person (who need not be a shareholder) to represent the shareholder at the meeting other than the management representatives designated in this proxy. Such right may be exercised by inserting in the space provided the name of the other person the shareholder wishes to appoint and delivering the completed proxy to the Secretary of the Corporation, as set out above.

5.	Reference is made to the accompanying Management Information Circular for further information regarding completion and use of this proxy and other information pertaining to the meeting, including the right of a shareholder to cumulate his or her votes in the election of directors.

6.	If a share is held by two or more persons, any one of them present or represented by proxy at the meeting may, in the absence of the other or others, vote in respect thereof, but if more than one of them are present or represented by proxy, they shall vote together in respect of each share so held.

7.	The shares represented by this proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.